Exhibit 20.2

NovAccess Global Announces Virtual Annual Shareholders’ Meeting

Invites all Shareholders and Investors to Participate

Cleveland, OH – November 8, 2022 – NovAccess Global Inc. (OTCQB: XSNX), a biomedical company developing novel immunotherapies for brain tumor patients, today announced that its annual meeting of shareholders will take place on November 21, 2022, at 11:00 am Eastern time/8:00 am Pacific time. The virtual annual shareholders’ meeting is being made available to the general public.

The event will include a review of customary shareholder voting procedures and an investor presentation to be provided by the Company’s management. Only shareholders of record at the close of business on November 11, 2022 are entitled to notice of, and to vote at, the meeting and at any adjournment or postponement of the meeting.

The meeting will be held virtually and shareholders may attend via Zoom by computer or phone:

For online participation, please use this link to join the meeting using Zoom: https://us06web.zoom.us/j/88023592447?pwd=Q3QydS9XSW5ySUUrTVJSem9VSXNJZz09

Meeting ID: 880 2359 2447

Passcode: 164854

For telephonic participation, please dial by your location:

+1-646-931-3860 (US)

+1-929-436-2866 (US New York)

One tap mobile

+16469313860,,88023592447#,,,,*164854# (US)

+19294362866,,88023592447#,,,,*164854# (US New York)

How to Submit Questions for Management and Vote at the Meeting

Because the meeting will be held virtually, participants are asked to submit any questions for management to address in advance of the meeting by email to Info@NovAccessGlobal.com. If you are a shareholder and would like to vote at the meeting, you may request a ballot by emailing Info@NovAccessGlobal.com. The Company may require additional information to confirm that you are a NovAccess Global shareholder entitled to vote at the meeting. If your shares are held in “street name” by a bank, broker, trust or other nominee, you must obtain a legal proxy, executed in your favor, from the nominee authorizing you to vote at the meeting. If you change your mind after submitting a ballot, you may revoke or change your vote before the meeting. If you have questions about how to vote or need a ballot, please contact the Company at Info@NovAccessGlobal.com.

Management and the Board of Directors of NovAccess Global encourages all shareholders and interested parties to attend the meeting; however, no action is required by shareholders in connection with the meeting.

About NovAccess Global

NovAccess Global is a biomedical company accelerating novel cancer diagnostics and therapeutics. Our goal is to discover, develop and bring to market novel and innovative medicine and medical devices to improve the quality of care for cancer and neurological patients.

NovAccess Global is currently developing a cancer vaccine therapy that enhances the patient's immune response against brain tumors. Our Company has a novel immunotherapeutic approach to treat brain tumor patients with glioblastoma multiforme, the most common adult brain tumor with a 15-month median survival after diagnosis. Our patented technology is designed to combine a dendritic cell-based immunotherapeutic approach with a unique combination of Toll-like receptor (TLR) adjuvants, TLR-AD1, to help promote an enhanced immune response against the patient's tumor. Our platform technology focuses on enhancing the patient's immune cells to fight their unique cancer by utilizing the antigens specific to the patient's tumor. The Company licenses a cancer vaccine, which is a medication that stimulates or restores the immune system's ability to fight existing cancer by strengthening the body's natural defenses against the cancer cells. It is a meaningful technology that could significantly improve the quality of life and prognosis for the many people who suffer from brain tumors. For more information, please visit novaccessglobal.com.

Forward-Looking Statement

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude or risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in the Company's disclosures or filings with the Securities Exchange Commission and/or OTC Markets, Inc. You are further cautioned that penny stocks and stocks of smaller companies like NovAccess are inherently volatile and risky and that no investor should buy this stock unless they can afford the loss of their entire investment. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date thereof.

Investor Relations Contact:

Jordan Darrow

Darrow Associates

631-766-4528

jdarrow@darrowir.com